                                   Exhibit 23

                         Consent of Independent Auditors


The Board of Directors
Hudson River Bancorp, Inc.

We consent to incorporation by reference in the following registration statements:

   File No. 333-58615 on Form S-8,
   File No. 333-94567 on Form S-8, and
   File No. 333-94571 on Form S-8

of Hudson River Bancorp, Inc. of our report dated May 5, 2000, relating to the consolidated balance sheets of Hudson River Bancorp, Inc. and subsidiary as of March 31, 2000 and 1999, and the related consolidated income statements, statements of changes in shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 2000, which report appears in the March 31, 2000 Annual Report on Form 10-K of Hudson River Bancorp, Inc.


/s/ KPMG LLP

Albany, New York
June 16, 2000